Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Aceto Corporation on Form S-3 (No. 333-207394) and Form S-8 (Nos. 333-209693, 333-187353, 333-174834, 333-149586, 333-90929 and 333-110653) of our report dated September 16, 2016, on our audits of the financial statements of Lucid Pharma LLC as of December 31, 2015 and 2014 and each of the years then ended, and our report dated September 16, 2016, on our audits of the financial statements of Lucid Pharma LLC as of December 31, 2014 and 2013 and for the years then ended, which reports are included in this Form 8-K to be filed on or about December 21, 2016.

/s/ Ram Associates

Hamilton, New Jersey

December 21, 2016